CONFIDENTIAL TREATMENT REQUESTED                                    EXHIBIT 10.7

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 24(b)(2) OF THE SECURITIES AND EXCHANGE ACT OF 1934. CONFIDENTIAL TREATMENT REQUESTED IS REQUESTED AND IS NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               PATENT AND KNOW-HOW
                             ASSIGNMENT AND LICENSE
                                OPTION AGREEMENT
                                  BY AND AMONG
                             THE SCHOOL OF PHARMACY,
                              UNIVERSITY OF LONDON
                                       AND
                                 SOMANTA LIMITED
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                                                CONFIDENTIAL TREATMENT REQUESTED


           Patent and know-how assignment and license option agreement


THIS AGREEMENT dated March 16, 2004 is between:

(1) THE SCHOOL OF PHARMACY ("The School of Pharmacy") incorporated in England whose principal address is 28-38 Brunswick Square, London WC1N 1AX; and

(2) SOMANTIS LIMITED ("Somantis") a company incorporated in England and Wales, (with company number [4201851]) whose registered office is at 117 Alexandra Park Road, London N10 2DP.

RECITALS:

A. The School of Pharmacy is the owner of the Patents (as defined below) and possesses related Know-how.

B. The School of Pharmacy is willing to grant to Somantis and Somantis is willing to accept, an option to obtain an assignment of the Patents and a licence to use the Know-how (as defined below), in accordance with the provisions of this Agreement.

C. Somantis and The School of Pharmacy have entered into a Research Collaboration Agreement under which The School of Pharmacy shall conduct further research funded by Somantis on the invention(s) disclosed by the Patents.

D. In accordance with the Research Collaboration Agreement between the School of Pharmacy and Somantis, Somantis has agreed to pay the patent costs.


IT IS AGREED as follows:

1.       Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate                            In relation to a Party, means any entity or
                                     person, which controls, is controlled by, or is under common control with that Party.
                                     For the purposes of this definition,
                                     "control" shall mean direct or indirect
                                     beneficial ownership of 50% (or, outside a Party's home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be.

Field                                The treatment of cancer using the
                                     invention(s) disclosed in the Patents.

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                                                CONFIDENTIAL TREATMENT REQUESTED


Know-how All technical information in the Field created during research carried out by The School of Pharmacy under the direction of Prof. Laurence Patterson in the possession of The School of Pharmacy relating directly to the inventions claimed in the Patents.

Option Exercise Date                 Shall have the meaning given in Clause 8.1.

Net Receipts                         The total amounts received by Somantis or
                                     its Affiliates from any person to whom it grants a licence or sub-licence under the Patents and/or Know-how (less any Value
                                     Added Tax or other sales tax), excluding payments made for research work actually performed, but including without limitation, up-front payments, milestone payments, royalties, Premium on Equity from a licensee or sub-licensee, in each case reasonably allocable to such licence or sublicence rights under the Patents and/or
                                     Know-how. "Premium on Equity" means the
                                     amount by which amounts received by
                                     Somantis for a particular equity security exceed the fair market value of such security.

Net Sales Value                      The [CONFIDENTIAL TREATMENT REQUESTED]
                                     price of Royalty-bearing Products sold by Somantis or its Affiliates to independent third parties in arm's length transactions exclusively for money or, where the sale is not at arm's length, the price that would have been so [CONFIDENTIAL TREATMENT
                                     REQUESTED] if it had been at arm's length, after deduction of normal trade discounts actually granted and any credits actually given and, provided the amounts are separately charged on the relevant
                                     [CONFIDENTIAL TREATMENT REQUESTED], any
                                     costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies.

Parties The School of Pharmacy and Somantis, and "Party" shall mean either of them.

Patents Any and all of the patents and patent applications referred to in Schedule 1, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Research Collaboration               A research collaboration agreement between
Agreement                            The School of Pharmacy and Somantis under
                                     which Somantis shall fund further research by The School of Pharmacy on the invention(s) disclosed in the Patents on terms acceptable to both parties.

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                                                CONFIDENTIAL TREATMENT REQUESTED


Royalty-bearing                      Any and all products in the Field that are
Products                             manufactured, sold or otherwise supplied by
                                     Somantis and are within any Valid Claim of the Patents or use the Know-how.

Territory                            The World.

Valid Claim                          A claim of a patent or patent application
                                     that has not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.


2.       Grant of rights

2.1 Grant of Option. The School of Pharmacy hereby grants to Somantis the right to purchase and acquire the Patents in accordance with Clause 8.1.

2.2 Assignment and Licence. On the Option Exercise Date subject to the provisions of this Agreement, The School of Pharmacy shall:

         (a)      Assign the Patents to Somantis; and

         (b) Grant to Somantis an exclusive licence in the Field to use the Know-how, with the right to sub-license, to develop, manufacture, have manufactured, use and sell Royalty-bearing Products in the Field in the Territory.

2.3 Formal assignments and licences. In order to effect the assignments and licence contemplated by Clause 2.2, the Parties shall execute such formal assignments and licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories; and in any event, at Somantis' request, The School of Pharmacy shall execute an assignment in the form set out in
         Schedule 3. In the event of any conflict in meaning between any such assignment or licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal assignment(s) and licence(s) (if any) referred to above, the Parties shall so far as possible have the same rights and obligations towards one another as if such assignment(s) and licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.4 Reservation of rights. From the Option Exercise Date Somantis grants to The School of Pharmacy the non-exclusive right to use the Patents, and The School of Pharmacy reserves the non-exclusive right for itself to use the Know-how, for the purposes of academic, non-commercial research and publication of such research, subject to the confidentiality provisions set out in Clause 3 below.

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                                                CONFIDENTIAL TREATMENT REQUESTED


3.       Know-how and Confidential Information

3.1 Provision of Know-how. Upon Somantis' reasonable request, The School of Pharmacy shall supply Somantis with all Know-how in its possession that The School of Pharmacy is at liberty to disclose and has not previously been disclosed and which is reasonably necessary or desirable to enable Somantis to undertake the further development of the Royalty-bearing Products. The Know-how shall be subject to the confidentiality provisions of Clause 3.4 and The School of Pharmacy shall be bound by such provisions as if the Know-how had been developed by Somantis and disclosed to The School of Pharmacy hereunder. If it is agreed that any representative of The School of Pharmacy shall travel to Somantis' premises in connection with such supply, Somantis shall reimburse all travel (at business class rates), accommodation and subsistence costs incurred.

3.2 Status of Know-how. Somantis acknowledges that the Know-how is at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together "Delivered Items") provided under this Agreement are provided "as is" and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, The School of Pharmacy does not give any warranty that Delivered Items do not infringe third party rights, are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

3.3 Responsibility for development of Royalty-bearing Products. Somantis shall be exclusively responsible for the technical and commercial development and manufacture of Royalty-bearing Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Royalty-bearing Products sold or supplied, and accordingly Somantis shall indemnify The School of Pharmacy in the terms of Clause 7.4.

3.4 Confidentiality obligations. Subject to the terms of this Agreement, each Party ("Receiving Party") undertakes:

         (a) to maintain as secret and confidential all Know-how and other technical or commercial information obtained directly or indirectly from the other Party ("Disclosing Party") in the course of or in anticipation of this Agreement and to respect the Disclosing Party's rights therein,

         (b) to use the same exclusively for the purposes of this Agreement, and

         (c) to disclose the same only to those of its employees, contractors and licensees or sublicensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.5 Exceptions to obligations. The provisions of Clause 3.4 shall not apply to Know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:

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                                                CONFIDENTIAL TREATMENT REQUESTED


         (a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

         (b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

         (c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or licensees or sub-licensees; or

         (d) the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party's request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority's procedures; or

         (e) in the case of information disclosed by The School of Pharmacy to Somantis, is disclosed to actual or potential customers for Royalty-bearing Products in so far as such disclosure is reasonably necessary to promote the sale or use of Royalty-bearing Products, provided that the customers sign a written confidentiality undertaking at least as restrictive as Clauses 3.4 and 3.5.


3.6 Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors and licensees or sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party's information to which Clause 3.4 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 3.4 and 3.5 and which apply to the Disclosing Party's information.

3.7 Right to Publish Notwithstanding the provisions of Clause 3.4, The School of Pharmacy shall have the right to use, publish and present the Patents and Know-how for academic and research purposes (irrespective of applications). The School of Pharmacy will use reasonable endeavours to submit material intended for publication which relates to the Patents or the Know-how to Somantis in writing not less than thirty
         (30) days in advance of the submission for publication. Somantis may request that submission for publication be delayed if Somantis reasonably believes that the intended publication would materially damage its commercial interests (such as, without limitation, the protection of confidential information or the filing of patent applications). A delay imposed on submission for publication as a result of a request made by Somantis shall not exceed sixty (60) days from the date of receipt of the material by Somantis. Notification of the request for delay in submission for publication must be received by The School of Pharmacy within fourteen (14) days after the receipt of the material by Somantis, failing which The School of Pharmacy shall be free to assume that Somantis has no objection to the proposed

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                                                CONFIDENTIAL TREATMENT REQUESTED


         publication. Nothing in this Agreement shall prevent any registered student of The School of Pharmacy from submitting for a degree of The School of Pharmacy or the University of London a thesis based on or related to the Patents or the Know-how, the examination of such a thesis by examiners appointed by The School of Pharmacy or the University of London, or the deposit of such a thesis in a library of The School of Pharmacy or the University of London in accordance with the relevant procedures of The School of Pharmacy or the University of London.

4.       Payments

4.1 Option consideration. Within 30 days of the Option Exercise Date, Somantis shall pay The School of Pharmacy the non-refundable, non-deductible sum of [CONFIDENTIAL TREATMENT REQUESTED].

4.2 Somantis shall pay The School of Pharmacy [CONFIDENTIAL TREATMENT REQUESTED] on the successful completion of animal studies, demonstrating efficacy for the drug under development.

4.3 Somantis shall as and when requested by The School of Pharmacy pay The School of Pharmacy an amount equal to those costs incurred by The School of Pharmacy in applying for and prosecuting the Patents, including entering the national/regional phase of the prosecution of the Patents together with all other costs incurred in the prosecution of the Patents and the legal fees incurred by The School of Pharmacy in negotiating this Agreement.

4.4 Somantis shall pay The School of Pharmacy [CONFIDENTIAL TREATMENT REQUESTED] on the first successful completion of Phase I clinical trials of any of the Royalty-bearing Products (defined as completion of the Phase I study.

4.5 Somantis shall pay The School of Pharmacy [CONFIDENTIAL TREATMENT REQUESTED] on the first successful completion of Phase II clinical trials of any of the Royalty-bearing Products (defined as completion of the Phase II study).

4.6 Somantis shall pay The School of Pharmacy [CONFIDENTIAL TREATMENT REQUESTED] on the first successful completion of Phase III trials (defined as the completion of the Phase III study) of any of the Royalty-bearing Products.

4.7 Within 60 days of the date of this Agreement, Somantis shall issue to The School of Pharmacy in consideration for the grant of the option in Clause 2.1 such number of fully paid-up ordinary shares in Somantis as represents [CONFIDENTIAL TREATMENT REQUESTED] of the authorised share capital of Somantis at the date of such issue. At the date of this Agreement, the authorised share capital of Somantis is 100 million shares each of 0.1p par value and therefore The School of Pharmacy shall be issued with [CONFIDENTIAL TREATMENT REQUESTED].

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                                                CONFIDENTIAL TREATMENT REQUESTED


4.8      All sums due under this Agreement:-

         (a) are exclusive of Value Added Tax which where applicable will be paid by Somantis to The School of Pharmacy in addition;

         (b) shall be paid in pounds sterling by cheque or direct credit transfer made payable to The School of Pharmacy , University of London;

         (c) shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as Somantis is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them, at the expense of The School of Pharmacy, to avoid deducting such taxes and to obtain double taxation relief. If Somantis is required to make any such deduction it shall provide The School of Pharmacy with such certificates or other documents as it can reasonably obtain to enable The School of Pharmacy to obtain appropriate relief from double taxation of the payment in question; and

         (d) shall be made by the due date, failing which The School of Pharmacy may charge interest on any outstanding amount on a daily basis at a rate equivalent to [CONFIDENTIAL TREATMENT REQUESTED] above the National Westminster Bank plc base lending rate then in force.

4.9 If at any time during the continuation of this Agreement Somantis is prohibited from making any of the payments required hereunder by a governmental authority in any country then Somantis will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within 7 days of receiving such permission. If such permission is not received within 30 (thirty) days of Somantis making a request for such permission then, at the option of The School of Pharmacy, Somantis shall deposit the payments due in the currency of the relevant country either in a bank account designated by The School of Pharmacy within such country or such payments shall be made to an associated company of The School of Pharmacy designated by The School of Pharmacy and having offices in the relevant country designated by The School of Pharmacy.


4.10     Records

4.10.1 Somantis shall keep at its normal place of business detailed and up to date records and accounts showing the stage of development of Royalty-bearing Products and the quantity, description and value of Royalty-bearing Products sold by it, and the amount of sublicensing revenues received by it in respect of Royalty-bearing Products, on a country by country basis, and being sufficient to ascertain any payments due under this Agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED


4.10.2 Somantis shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by The School of Pharmacy for the purpose of verifying the accuracy of any statement or report given by Somantis to The School of Pharmacy under this Agreement. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to The School of Pharmacy only such details as may be necessary to report on the accuracy of Somantis' statement or report. The School of Pharmacy shall be responsible for the accountant's charges if Somantis' statement or report was reasonably accurate. If the accountant's report shows that Somantis' statement or report was not reasonably accurate, Somantis shall pay to The School of Pharmacy a sum equal to the accountant's charges.

4.10.3 Somantis shall ensure that The School of Pharmacy has the same rights as those set out in this Clause 4.10 in respect of any licensee or licence or sublicencee of Somantis that is licensed or sub-licensed under the Patents and/or Know-how pursuant to this Agreement.

5.       Commercialisation

5.1 Somantis shall use all reasonable endeavours to develop and commercially exploit Royalty-bearing Products in accordance with the development timetable set out in Schedule 4.

5.2 Without prejudice to the generality of Somantis' obligations under Clause 5.1, Somantis shall provide at least annually to The School of Pharmacy an updated, written development plan, showing all past, current and projected activities taken or to be taken by Somantis to bring Royalty-bearing Products to market and sell Royalty-bearing Products worldwide.

5.3 If Somantis does not achieve a development target within the deadline set out in Schedule 4 in relation to the development of Royalty-bearing Products, Somantis shall notify The School of Pharmacy within 30 days giving reasonable details why such target was not achieved.

5.4 If Somantis does not achieve a development target within six months after the deadline set out in Schedule 4, The School of Pharmacy may terminate this Agreement with immediate effect on notice to Somantis.

6.       Intellectual property

6.1 Obtain and maintain the Patents. Until the Option Exercise Date, The School of Pharmacy shall at his own cost and expense:

         (a) endeavour to obtain and maintain valid patents in the name of The School of Pharmacy pursuant to each of the patent applications listed in Schedule 1 so as to secure the broadest monopoly reasonably available; and

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         (b)      pay all renewal fees in respect of the Patents as and when due.

6.2      On and after the Option Exercise Date, Somantis shall:

         (a) at its own cost and expense endeavour to maintain valid patents in the name of Somantis pursuant to each of the patent applications listed in Schedule 1 so as to secure the broadest monopoly reasonably available; and

         (b) pay all renewal fees in respect of the Patents as and when due;

         provided that if Somantis wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or Patent) it shall give 6 months' prior written notice to The School of Pharmacy and on the expiry of such notice period Somantis shall assign back to The School of Pharmacy without charge the patent application or patent identified in the notice.

6.3      Infringement of the Patents

6.3.1 Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

6.3.2 If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then any time after the Option Exercise Date Somantis shall be entitled to take action against the third party at its sole expense and it shall be entitled to all damages or other sums received from such action, after reimbursing The School of Pharmacy for any reasonable expenses incurred in assisting it in such action and any damages or sums received from such action which relate to the period before the Option Exercise Date. The School of Pharmacy shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense.

6.4      Infringement of third party rights

6.4.1 If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Assigned Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

6.4.2 Somantis shall have the right but not the obligation to defend such suit to the extent that it relates to the Field, and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of The School of Pharmacy must be obtained before taking such action or making such settlement.

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7.       Warranties and liability

7.1 Warranties by Owner. The School of Pharmacy warrants, represents and undertakes as follows:

         (a) subject to Clause 7.3, it is entitled to assign the Patents and license the Know-how to Somantis as provided for in this Agreement.
         (b) it has not done, and will not do nor agree to do during the continuation of this Agreement, any of the following things in the Field, if to do so would be inconsistent with the exercise by Somantis of the rights granted to it under this Agreement, namely:

                  (i) grant or agree to grant any right, title or interest in the Patents or the Know-how or any improvements thereto; or

                  (ii) assign, mortgage, charge or otherwise transfer any of the Patents or Know-how or (subject to Clause 9.3 below) any of its rights or obligations under this Agreement.

7.2 Warranties by Somantis. Somantis warrants, represents and undertakes as follows:

         (a) that Somantis shall not assign, transfer, mortgage, charge or otherwise encumber any of the Patents; and

         (b) Somantis shall not license the Patents to any party except on terms which include obligations to commercialise the Patents at least as great as in this Agreement and shall provide a copy of any such licence agreement to The School of Pharmacy within 30 days of the grant of the licence.

7.3      No other warranties

7.3.1 Each of Somantis and The School of Pharmacy acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.3.2 Without limiting the scope of Clause 7.3.1, The School of Pharmacy does not give any warranty, representation or undertaking:-

         (a)      as to the efficacy or usefulness of the Patents or Know-how;
                  or

         (b) that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

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         (c)      that the use of any of the Patents or Know-how, the
                  manufacture, sale or use of the Royalty-bearing Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

         (d) that the Know-how or any other information communicated by The School of Pharmacy to Somantis under or in connection with this Agreement will produce Royalty-bearing Products of satisfactory quality or fit for the purpose for which Somantis intended; or

         (e) as imposing any obligation on The School of Pharmacy to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

         (f) as imposing any liability on The School of Pharmacy in the event that any third party supplies Royalty-bearing Products to customers located in the Territory.

7.4 Indemnity. Somantis shall indemnify The School of Pharmacy against any loss, damages, costs or expenses which are awarded against or incurred by The School of Pharmacy as a result of any claim or threatened claim concerning the use by Somantis or any of its licensees or sublicensees of the Patents or Know-how or otherwise in connection with the manufacture, use or sale of or any other dealing in any of the Royalty-bearing Products by Somantis or its Affiliates, any of its licensees or sublicensees.

7.5 Liability. Notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill.

7.6 Notwithstanding any other provision of this Agreement, The School of Pharmacy's total liability to Somantis in contract, tort (including negligence), misrepresentation (other than fraudulent misrepresentation) or otherwise arising out of or in connection with this Agreement shall be limited to [CONFIDENTIAL TREATMENT REQUESTED] as at the date of the claim.

8.       Duration and Termination

8.1      Commencement, Option and Conditions

8.1.1 This Agreement shall come into effect on the date of this Agreement. The assignment and licence in Clause 2.2, shall come into effect on such date on or before 31 October 2004 (if any) as Somantis shall notify to The School of Pharmacy in accordance with this Clause 8.1

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         (the "Option Exercise Date"). Such notification may be given at any time on or before 31 October 2004, but may only be given if:

         (a) Somantis shall have agreed to receive sufficient funds by way of proceeds from a subscription for shares in Somantis and/or as part of a collaborative agreement, to conduct its business;

         (b) The School of Pharmacy and Somantis shall have entered into the Research Collaboration Agreement.

8.1.2    During the period between the date of this Agreement and the earlier of
         (a) the Option Exercise Date and (b) 31 October 2004, The School of Pharmacy shall not enter into any agreement or discussions with any other person in relation to the assignment or licensing of any or all of the Patents and the Know-how.

8.1.3 If Somantis fails to give a notification to The School of Pharmacy in accordance with Clause 8.1.1, this Agreement shall terminate on 1 November 2004, the provisions of Clauses 3.4 to 3.6 (in respect of information disclosed prior to termination) and 4 (in respect of payments becoming due prior to termination) shall continue in force, the provisions of Clauses 8.4.2(f) and (g) shall apply and for the avoidance of doubt any payments made by Somantis to The School of Pharmacy under this Agreement on or prior to 31 October 2004 shall not be refundable.

8.2 Termination by expiry. Unless terminated earlier in accordance with this Clause 8, this Agreement and the licence or sub-licences granted hereunder shall continue in force until the date on which all the Patents have expired or been revoked without a right of further appeal, and on such date this Agreement and the licences granted hereunder shall terminate automatically by expiry.

8.3      Early termination

8.3.1 Somantis may terminate this Agreement at any time on 90 days notice in writing to The School of Pharmacy.

8.3.2 Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party ("Other Party"), such notice to take effect as specified in the notice:-

         (a) if the Other Party is in breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

         (b) if the Other Party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party's assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt.

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                                                CONFIDENTIAL TREATMENT REQUESTED


8.3.3 The School of Pharmacy may forthwith terminate this Agreement by giving written notice to Somantis if Somantis or its Affiliate or licensee or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Patents.

8.3.4 The School of Pharmacy may terminate the Agreement forthwith if any of the payments due and payable or issue of shares due under Clause 4 of the Agreement are not made within 60 days of Somantis receiving from The School of Pharmacy notice of default in making such a payment, such notice to refer to this Clause 8.3.4 and to The School of Pharmacy's intention to terminate this Agreement if the payment is not made; and in the event of such termination Somantis shall assign all Patents to The School of Pharmacy in accordance with Clause 8.4.2(c).

8.3.5 Either party may on giving to the other Party of not less than 10 days' written notice prior to 1st November 2004 terminate the Agreement if the Parties agree (such agreement to be entirely at each Party's discretion) that:

         (a) Royalty-bearing Products are unlikely to arise from pursuance of the Agreement; or

         (b) it is unlikely that such Royalty-bearing Products will enter Clinical Trials prescribed for under Clause 4 above; or

         (c) for any other reason the objects of this Agreement cannot be commercially achieved;

         in which event the Parties shall have no further obligations to one another under this Agreement other than their continuing obligations under Clauses 3.4 to 3.6 in respect of information disclosed prior to the date of termination.

8.4      Consequences of termination

8.4.1 Upon termination of this Agreement by expiry under Clause 8.2 above, Somantis shall have the non-exclusive right to use the Know-how without charge or other obligation to The School of Pharmacy.

8.4.2 Upon termination of this Agreement after the Option Exercise Date for any reason otherwise than in accordance with Clause 8.2:

         (a) Somantis and its licensee sub-licensees shall be entitled to sell, use or otherwise dispose of any unsold or unused stocks of the Royalty-bearing Products;

                                                CONFIDENTIAL TREATMENT REQUESTED


         (b) subject to paragraph (a) above, Somantis shall no longer be entitled as assignee or licensee to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so far and for as long as any of the Patents remains in force, or the Know-how, and any licence or sub-licences granted by Somantis shall automatically terminate;

         (c) Somantis shall free of charge assign the Patents to The School of Pharmacy free from any encumbrances;

         (d) the provisions of Clauses 3.4 to 3.6 (in respect of information disclosed prior to termination), 4 (in respect of payments becoming due prior to termination), 7.4, 7.5, 7.6,
                  8.4 and 9 shall continue in force;

         (e) subject as provided in this Clause 8.4, and except in respect of any accrued rights, neither party shall be under any further obligation to the other;

         (f) Somantis and The School of Pharmacy shall promptly return to the other all written Confidential Information and any other written material containing or reflecting any information included in the Confidential Information (whether provided by the other party, its representatives or advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material; and

         (g) all documents, memorandum, notes and other writings whatsoever prepared by Somantis and The School of Pharmacy or their representatives or advisors based on the information included in the Confidential Information shall be destroyed.

8.4.3 Upon termination of this Agreement for any reason and at The School of Pharmacy's request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms under which Somantis would:

         (a) transfer to The School of Pharmacy exclusively all clinical and other data relating to the development of Royalty-bearing Products;

         (b) to the extent possible, seek to have any product licences, pricing approvals and other permits and applications transferred into the name of The School of Pharmacy or its nominee;

         (c) grant The School of Pharmacy an exclusive, worldwide licence, with the rights to grant licence or sub-licences, under any improvements and other intellectual property owned or controlled by Somantis relating to the Royalty-bearing Products; and

         (d) grant The School of Pharmacy or its nominee the right to continue to use any product name that had been applied to the Royalty-bearing Products prior to termination of this Agreement.

                                                CONFIDENTIAL TREATMENT REQUESTED


8.4.4 If the Parties are unable to agree the terms of an agreement as described in Clause 8.4.3 within 90 days of The School of Pharmacy requesting the negotiation of such an agreement, The School of Pharmacy may refer the terms for settlement by an independent expert who shall be appointed in accordance with the provisions of Schedule 2 and whose decision shall be final and binding on the Parties. The Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

9.       General

9.1 Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.2 Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of The School of Pharmacy and Somantis.

9.3      Assignment and third party rights.

9.3.1 Except as provided in Clause 9.3.2, neither Party may assign or transfer any or all of its rights and obligations hereunder.

9.3.2 Either Party may assign all its rights and obligations under this Agreement together with its rights in the Patents and the Know-how to any company to which it transfers all or substantially all of its assets or business and in the case of The School of Pharmacy, to any of its Affiliates, PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement.

9.4 Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

9.5 Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but other wise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

9.6 No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

                                                CONFIDENTIAL TREATMENT REQUESTED


9.7      Interpretation. In this Agreement:

         (a) the headings are used for convenience only and shall not affect its interpretation;

         (b) references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

         (c) references to Clauses and Schedules mean clauses of, and schedules to, this Agreement; and

         (d) references to the grant of "exclusive" rights shall mean that the person granting the rights shall neither grant the same rights (in the same Field and Territory) to any other person, nor exercise those rights directly to the extent that and for as long as the Royalty-bearing Products are within Valid Claims of unexpired Patents.

9.8      Notices

9.8.1 Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause
         9.8. The fax numbers of the Parties are as follows: The School of Pharmacy - 0207 753 5968; Somantis - 0207 299 9482 .

9.8.2 Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

9.9 Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

9.10 Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

                                                CONFIDENTIAL TREATMENT REQUESTED


9.11 Somantis hereby appoints The School of Pharmacy as its attorney to effect on its behalf any assignment of the Patents provided for in this Agreement and to do all and any acts and things necessary to effect unconditionally such assignment.

9.12 Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

9.13 Entire agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.


AGREED by the parties through their authorised signatories:-

For and on behalf of                             For and on behalf of
THE SCHOOL OF PHARMACY                           SOMANTIS LIMITED


/s/ JULIAN C. AXE                                /s/ AGAMEMNON A. EPENETOS
----------------------------------              --------------------------------
signed                                           signed

          Julian C. Axe                                Agamemnon A. Epenetos
----------------------------------              --------------------------------
print name                                       print name

          Clerk to Council                             CEO
----------------------------------              --------------------------------
title                                            title

          16/3/2004                                    16/3/2004
----------------------------------              --------------------------------
date                                             date

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                                                CONFIDENTIAL TREATMENT REQUESTED



                                   Schedule 1
                                   The Patents

[CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   Schedule 2
                              Appointment of expert

1. Pursuant to Clause 8.4.4, The School of Pharmacy may serve notice on Somantis ("Referral Notice") that it wishes to refer to an expert (the "Expert") the questions set out in Clause 8.4.4.

2. The parties shall agree the identity of a single independent, impartial expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, the questions shall be referred to an expert appointed by the President of Law Society of England and Wales.

3. 60 days after the giving of a Referral Notice, both parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4. Each party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side's statement of case of not more than 10,000 words. A copy of any such reply shall be simultaneously sent to the Expert.

5. The Expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6.       The Expert's decision shall be final and binding on the parties.

7.       The Expert's charges shall be borne equally by the parties.

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   Schedule 3



THIS DEED OF ASSIGNMENT dated __________________2004 is made by and between:-

    (1)      [    ]        whose address is ______; and



    (2) SOMANTIS LIMITED ("Somantis") whose registered office is at 117 Alexander Park Road, London N10 2DP



     WHEREAS:



A.   ...   has made application(s) for Patent(s) (defined below as the "Patents"
     in relation to certain inventions and generated related know-how in the field of prevention and treatment of cancer through the use of specific classes of drugs (together with the "Technology").

B.   ....  is willing to assign its right title and interest in the Patents to
     Somantis subject to the provisions of the Agreement.



THIS DEED OF ASSIGNMENT WITNESSES as follows:-



1.       Definitions
         -----------

         In this Assignment, "Patents" shall mean the patent(s) and patent application(s) identified in the attached Schedule.


2.       Assignment
         ----------

2.1 In consideration of the sum of (pound)1 sterling paid to (receipt of which they each hereby acknowledge), hereby assign and transfer to Somantis absolutely all their right, title and interest in the Patents.

                                                CONFIDENTIAL TREATMENT REQUESTED


2.2 The assignments effected by this Clause 2 shall include, without limitation, the assignment and transfer of:

         a. all patents and other patents that may be granted pursuant to any applications listed in the attached Schedule, as well as all patents and other Patents that may derive priority from or have equivalent claims to the applications listed in the Schedule or be based upon the Technology in any country of the world (and including supplementary protection certificates, divisions, continuations, continuations in part, reissues and extensions), and the Patents shall be deemed to include all such items of property;

         b. and all rights of action, powers and benefits arising from ownership of the Patents, including without limitation the right to sue for damages and other legal and equitable remedies in respect of all causes of action arising prior to, on or after the date of this assignment.

2.3      ........shall execute such documents and give such assistance as
         Somantis may require, at the Somantis' expense:

         a. to secure the vesting in Somantis of all rights in the Patents;

         b.       to uphold Somantis' rights in the Patents: and

         c. to defeat any challenge to the validity of, and resolve any questions concerning, the Patents

         d. All reasonable costs and expenses of is undertaking any of its obligations under this clause shall be paid for and reimbursed in full by Somantis.

3.0      Law and Jurisdiction
         --------------------

The validity, construction and performance of this Assignment shall be governed by English law, and Somantis submit to the exclusive jurisdiction of the English courts in respect of any dispute arising in connection therewith.



EXECUTED AS A DEED by the parties:

Executed and delivered as a Deed by by (applying its common seal in the presence of two members of its Council

                               ______________________signature of Council member



                               ______________________signature of Council member

                                                CONFIDENTIAL TREATMENT REQUESTED


Executed and delivered as a Deed by Somantis Limited:



                               __________________________Director's signature0

                               __________________________date



SCHEDULE

Description of general subject area covered by this assignment:

The present invention concerns a novel family of anthraquinone alkylating agents, their use in the treatment of cancers, methods of manufacture of medicaments for same, and methods of treatment of cancers.



Description of specific patents and patent applications:



Patent details:   International Patent Classification o

                  International Filing o

                  Priority Date:  [CONFIDENTIAL TREATMENT REQUESTED]

                  Applicant: The School of Pharmacy , London

                  Title: [CONFIDENTIAL TREATMENT REQUESTED]

                  Application Number: [CONFIDENTIAL TREATMENT REQUESTED]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   Schedule 4
                              Development Timetable



--------------------------------------------------------------------------------

            Development Target                            Deadline
            ------------------                            --------
         [CONFIDENTIAL TREATMENT                  [CONFIDENTIAL TREATMENT
                REQUESTED]                               REQUESTED]
--------------------------------------------------------------------------------

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